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                                                                      Exhibit 23

                        Consent of KPMG Peat Marwick LLP
                        --------------------------------

The Board of Directors
Diebold, Incorporated:

We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1991 Equity and Performance Incentive Plan of Diebold, Incorporated and in the related Prospectus of our report dated January 16, 1997, except for the first paragraph of Note 8, which is as of January 30, 1997, with respect to the consolidated financial statements and schedule of Diebold, Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

KPMG Peat Marwick LLP

/s/KPMG Peat Marwick LLP

Cleveland, Ohio
July 24, 1997